CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS




U.S. Home & Garden Inc.
San Francisco, California


We hereby consent to the incorporation by reference in the Registration Nos. 33-82758, 33-89800, 33-94924 and 333-21667 on Form S-3 and Nos. 33-55020,
33-71978, 333-44459 and 333-41332 on Form S-8 of U.S. Home & Garden Inc. of our
report dated September 14, 2001, except Note 9 which is as of October 10, 2001, relating to the consolidated financial statements and Schedule of U.S. Home & Garden Inc. appearing in this Annual Report on Form 10-K of U.S. Home & Garden Inc. for the year ended June 30, 2001.




/s/ BDO Seidman, LLP


BDO Seidman, LLP
Kalamazoo, Michigan
October 10, 2001